Exhibit 4.1
Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

The following description of the common stock, preferred stock, certificate of incorporation and by-laws of Forum Energy Technologies, Inc. (“Forum”) is a summary only and is subject to the complete text of Forum’s certificate of incorporation and by-laws. You should read Forum’s certificate of incorporation and by-laws as currently in effect for more details regarding the provisions described below. This section also summarizes relevant provisions of the Delaware General Corporation Law (“DGCL”). The terms of the DGCL are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these laws.

Forum has one class of securities registered under Section 12 of the Securities Exchange Act, as amended: common stock, par value $0.01 per share (“common stock”). Forum’s authorized capital stock consists of 29,600,000 shares of common stock and 3,700,000 shares of preferred stock, par value $0.01 per share (“preferred stock”).

References to “we,” “our” and “us” refer to Forum, unless the context otherwise requires. References to “stockholders” refer to holders of our common stock, unless the context otherwise requires.

Common Stock
Except as provided by law or in a preferred stock designation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Because holders of our common stock have the exclusive right to vote for the election of directors and do not have cumulative voting rights, the holders of a majority of the shares of our common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock that we may issue in the future, the holders of our common stock are entitled to receive:

•dividends as may be declared by our board of directors from time to time out of funds legally available for the payment of dividends; and

•if Forum is liquidated, dissolved or wound up, all of our assets available for distribution to holders of our common stock after satisfaction of all of our liabilities and the prior rights of any outstanding class of preferred stock, pro rata, based on the number of shares held.

Forum’s common stock carries no preemptive or other subscription rights to purchase shares of Forum common stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

Preferred Stock
Subject to the provisions of our certificate of incorporation and legal limitations, our board of directors will have the authority, without further vote or action by our stockholders to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of our preferred stock, including provisions related to dividends, conversion, voting, redemption, liquidation and the number of shares constituting the series or the designation of that series, which may be superior to those of our common stock.

The issuance of shares of preferred stock by our board of directors as described above, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. The issuance of shares of preferred stock may discourage third-party bids for our common stock or may otherwise adversely affect the market price of our common stock. In addition, preferred stock may enable our board of directors to make it more difficult or to discourage attempts to obtain control of us through a hostile tender offer, proxy contest, merger or otherwise, or to make changes in our management. Shares of preferred stock may be offered either separately or represented by depositary shares.

Anti-takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws
Some provisions of Delaware law, our certificate of incorporation and our bylaws could make certain change of control transactions more difficult, including acquisitions of us by means of a tender offer, a proxy contest or otherwise, as well as removal of our incumbent directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in his or her best interests, including transactions that might result in a premium over the market price for our common stock.

Business Combinations under Delaware Law
In our certificate of incorporation, we are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•before the person became an interested stockholder, our board of directors approved either the business combination or the transaction in which the interested stockholder became an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (other than statutorily excluded shares); or

•on or after the date the interested stockholder attained that status, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

Certificate of Incorporation and Bylaws
Among other things, our certificate of incorporation and bylaws:

•establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders.

These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be delivered to our secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting to the extent they do not comply with the requirements in these advance notice procedures;

•provide our board of directors the ability to authorize the issuance of undesignated preferred stock. This makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;

•provide that the authorized number of directors may be changed only by resolution of the board of directors;

•provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock;

•provide that our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock;

•provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer, the president, the secretary, the chairman of the board or by stockholders holding a majority of the outstanding shares entitled to vote generally in the election of directors;

•provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors who may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors; and

•provide that a member of our board of directors may only be removed for cause and only by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock.

Amendment of the Bylaws
Our board of directors may amend or repeal the bylaws and adopt new bylaws by the affirmative vote of the board of directors. The stockholders may amend or repeal the bylaws and adopt new bylaws by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock at any annual meeting or special meeting for which notice of the proposed amendment, repeal or adoption was contained in the notice for such special meeting.

Limitation of Liability and Indemnification of Officers and Directors
Our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

•for any breach of the duty of loyalty to us or our stockholders;

•for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•for unlawful payment of a dividend or unlawful stock purchases or redemptions; or

•for any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. We have entered into indemnification agreements with each of our other current directors and officers.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Market Information
Our common stock is listed on the New York Stock Exchange under the symbol “FET.”